Exhibit 11(b)










                      CONSENT OF INDEPENDENT AUDITORS

PaineWebber/Kidder, Peabody Municipal Money Market Series
(Formerly the Kidder, Peabody Municipal Money Market Series;
 Consisting of the PaineWebber RMA Connecticut Municipal Money Fund & the PaineWebber RMA New Jersey Municipal Money Fund):

We consent to the incorporation by reference in the Statement of Additional Information in this Post-Effective Amendment No. 7 to Registration Statement No. 33-36766 of our report dated November 30, 1994, appearing in the annual report to shareholders for the year ended October 31, 1994.




Deloitte & Touche LLP
New York, New York
February 29, 1996